Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of February 11, 2022, is by and between S&P Global Inc., a New York corporation (“Seller”) and FactSet Research Systems Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement, dated as of December 24, 2021 (the “Purchase Agreement”);

WHEREAS, Section 9.3 of the Purchase Agreement provides that any amendment to the Purchase Agreement must be made by an instrument in writing and signed on behalf of each of Seller and Purchaser; and

WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement pursuant to Section 5.1(e) and Section 9.3 thereof as set forth herein.

NOW THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, Seller and Purchaser hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

SECTION 2. Amendments to the Purchase Agreement.

2.1          In Section 2.6(g) of the Purchase Agreement, the following language:

other than to the extent arising out of, or to the extent related to, the Scheduled Proceeding or in respect of any Proceeding to the extent arising out of, or to the extent related to, the Scheduled Proceeding (collectively, the “Specified Proceedings”) (which, for the avoidance of doubt, are the subject of Section 2.6(i));

is hereby replaced with the following language:

other than, for the avoidance of doubt, as set forth in Section 2.7(h);

2.2           In Section 2.6(i) of the Purchase Agreement, clause (i) and the words “and (ii)” are hereby deleted.

2.3           Section 2.7(h) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

100% of any fine or other monetary penalty payable to a Governmental Entity or any monetary damages payable to a third party claimant (including in each case as a result of a settlement) to the extent arising out of, or to the extent related to, any antitrust Proceeding (including the Scheduled Proceeding or in respect of any

Proceeding to the extent arising out of, or to the extent related to, the Scheduled Proceeding (collectively, the “Specified Proceedings”)) in any such case only to the extent relating to the ownership, operation or conduct of the CGS Business prior to the Closing Date.

2.4           The following is hereby added to the end of Section 5.10 of the Purchase Agreement:

Notwithstanding any other provision in this Agreement, (i) each Party shall control its own defense in any Proceeding where it is the recipient of an objection or other inquiry from a Governmental Entity, (ii) in the case of Proceedings affecting both Parties, to the extent permitted by Law, the Parties shall consult with one another regarding significant developments in such Proceedings, including providing copies of relevant correspondence with any Governmental Entity, and considering in good faith comments made by the other Party and its counsel, and (iii) no settlement of any antitrust Proceeding covering unilateral conduct(s) related to the ownership, operation or conduct of the CGS Business by one Party that legally binds or that relates to the exact same conduct of the CGS Business but for a different period of time will be agreed to without the other Party’s prior written approval. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, Seller and Purchaser may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.10 as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) or its legal counsel.

2.5           The second sentence of Section 2.01(b) of the form of Transition Services Agreement attached to the Purchase Agreement as Exhibit B is hereby amended and restated in its entirety as follows:

Notwithstanding anything herein to the contrary, in no event shall Provider or any of its Affiliates be required to provide any legal, financial, accounting, governmental affairs (e.g., lobbying) or tax advice (the “Excluded Services”).

2.6           The first sentence of Section 6.01(b) of the form of Transition Services Agreement attached to the Purchase Agreement as Exhibit B is hereby amended and restated in its entirety as follows:

The Service Period for any Service may be extended by the mutual written agreement of the Parties, subject to prior notification of any such agreed extension to, and prior approval by Monitoring Trustee Partners B.V. or any other entity approved by the EC to monitor Provider’s compliance with the EC Commitments.

2.7          Exhibit B of the form of Transition Services Agreement attached to the Purchase Agreement as Exhibit B is hereby deleted.

SECTION 3. No Further Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement is not otherwise being amended, modified or supplemented. The Purchase Agreement shall remain in full force and effect in accordance with its terms, and references to the “date hereof,” “the date of this Agreement” or words of similar meaning in the Purchase Agreement shall continue to refer to December 24, 2021.

SECTION 4. References to the Purchase Agreement. Once this Amendment becomes effective, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment.

SECTION 5. Miscellaneous Provisions. Sections 9.1 (Entire Agreement), 9.2 (Assignment), 9.3 (Amendments and Waivers), 9.4 (No Third-Party Beneficiaries), 9.5 (Notices), 9.6 (Specific Performance), 9.7 (Governing Law and Jurisdiction), 9.8 (Waiver of Jury Trial), 9.9 (Severability), 9.10 (Counterparts) and 9.13 (Interpretation; Absence of Presumption) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

S&P GLOBAL INC.

By:	/s/ Douglas L. Peterson
	Name:	Douglas L. Peterson
	Title:	President and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.

By:	/s/ F. Philip Snow
	Name:	F. Philip Snow
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]